SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549

                                   FORM 8-K

                               CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  January 30, 1995

Name of Registrant:  First Financial Holdings, Inc.

State of Incorporation:  Delaware

Commission File Number:  0-17122

IRS Employer ID Number:  57-0866076

Address:  34 Broad Street, Charleston, South Carolina  29401

Telephone Number:  803-529-5800


Item 5.  OTHER EVENTS

     On January 30, 1995, First Financial Holdings, Inc. announced that it is commencing a stock repurchase program to acquire up to approximately 250,000 shares, or 4.0% of the Corporation's outstanding common stock. The repurchase plan is expected to be completed by September 30, 1995. For more information regarding this matter, see the press release attached hereto as Exhibit 1.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Exhibit (1).  Press release dated January 30, 1995


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.


/S/  A. L. Hutchinson, Jr.

A. L. Hutchinson, Jr.
President and Chief Executive Officer

Exhibit 1

Press release dated January 30, 1995


                                      Contact:  Marilyn C. Shokes
                                                Vice President
                                                803-529-5931


                         FIRST FINANCIAL HOLDINGS, INC.
                       INITIATES STOCK REPURCHASE PROGRAM

Charleston, South Carolina (January 30, 1995) -- First Financial Holdings, Inc., announced today that it is commencing a stock repurchase program to acquire up to approximately 250,000 shares of the Corporation's common stock, which represents approximately 4.0% of the outstanding common stock. The repurchase program is expected to end by September 30, 1995.

     Commenting on the announcement, A. L. Hutchinson, Jr., President and Chief Executive Officer, said, "We are pleased that the Board has authorized the stock repurchase program. The Board believes that the current market price of the Company's common stock does not adequately reflect the true value of the Company. With the stock currently trading slightly above the book value per share, the repurchase program should enhance both the book value per share and the earnings per share of the remaining outstanding shares."

      Hutchinson stated that the repurchases generally would be effected through broker-assisted open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be repurchased directly from directors, officers or affiliates of the Corporation. Mr. Hutchinson explained that the price to be paid for shares purchased on the open market will not exceed the greater of the highest independent bid or closing independent sale price of the Corporation's stock on the Nasdaq Stock Market.
The number of shares to be purchased in the open market during any day generally is not to exceed 25% of the average daily trading volume of the common stock over the preceding four weeks, except for block purchases.

      At December 31, 1994, the Corporation reported total assets of $1.27 billion and stockholders' equity of $82.6 million. The Corporation is a multiple thrift holding company with First Federal Savings and Loan Association of Charleston and Peoples Federal Savings and Loan Association, Conway, South Carolina, as subsidiaries.

     The common stock of First Financial Holdings, Inc., is traded on the Nasdaq Stock Market under the symbol "FFCH."

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